Exhibit 99.1

Joint Filer Information

Name of Joint Filer:	Abax Global Capital (Hong Kong) Limited
Address of Joint Filer:	Suite 6708, 67/F, Two International Finance Centre, 8 Finance Street Central, Hong Kong SAR
Relationship of Joint Filer to Issuer:	Other (1)
Issuer Name and Ticker or Trading Symbol:	Fushi Copperweld, Inc. [FSIN]
Date of Event Requiring Statement (Month/Day/Year):	11/03/2010
Designated Filer:	Yang Xiang Dong
______________________________

Name of Joint Filer:	AGC Asia 3 Ltd.
Address of Joint Filer:	c/o Abax Global Capital (Hong Kong) Limited Suite 6708, 67/F, Two International Finance Centre, 8 Finance Street Central, Hong Kong SAR
Relationship of Joint Filer to Issuer:	Other (1)
Issuer Name and Ticker or Trading Symbol:	Fushi Copperweld, Inc. [FSIN]
Date of Event Requiring Statement (Month/Day/Year):	11/03/2010
Designated Filer:	Yang Xiang Dong

(1) See Remarks on Form 3.